UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2008

Power-One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29454	77-0420182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Calle Plano Camarillo, California	93012
(Address of Principal Executive Offices)	(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Departure of Certain Officers

                On July 31, 2008, Linda C. Heller became employed by Power-One, Inc. (the “Company”) and was appointed by the Company’s Board of Directors as the Company’s Senior Vice President Finance, Treasurer, and Chief Financial Officer.

                Ms. Heller is currently age 45.  From March 2008 until July 2008, Ms. Heller served as Vice President, Investor Relations of Applied Materials, Inc.,  and directed that company’s investor communications across a variety of business segments.  From April 2004 until February 2008, Ms. Heller served as Vice President, Finance of Amgen, Inc.  From April 2004 until July 2005, Ms. Heller was responsible for managing Amgen’s financial team for its research and development efforts, and from July 2005 until February 2008, Ms. Heller was responsible for managing Amgen’s financial team for its global operations.  From June 2003 until March 2004,  Ms. Heller served as Project Director, Mergers and Acquisitions Analysis of Johnson & Johnson, a position in which she advised operating companies with respect to acquisition and licensing opportunities and provided other general financial services. From November 1999 until June 2003, Ms. Heller held a variety of positions of increasing responsibility with Pharmacia Corporation, most recently serving as Vice President, Investor Relations.  Ms. Heller earned a B.A. in economics from Rice University and a M.S. in management from M.I.T.’s Sloan School of Management.

                The Company also announced the resignation of Jeffrey J. Kyle, the Company’s former Vice President — Finance, Treasurer and Chief Financial Officer, effective July 31, 2008.

Employment Agreement

The terms of Ms. Heller’s employment are outlined in an employment letter between the Company and Ms. Heller entered into on July 31, 2008 (the “Employment Letter”).  Ms. Heller will receive a base salary of $250,000 per year, and an annual car allowance of $7,800.  Ms. Heller will also receive a one-time signing bonus of $25,000 and up to an additional $13,000 to compensate her for income taxes due on the signing bonus.  If Ms. Heller leaves the Company for any reason before the second anniversary of her date of employment, she will be required to repay the Company a pro-rata portion of her signing bonus.  Ms. Heller is entitled to participate in the Company’s other benefit plans on terms consistent with those applicable to the Company’s other officers and employees.

The Employment Letter provides that Ms. Heller is entitled to receive an annual incentive payment.  Ms. Heller’s target incentive payment for fiscal 2008 is equal to 50% of her base salary, with a pro-rata adjustment to take into account her start date.  Ms. Heller’s actual incentive payment for fiscal 2008 will be determined based on a combination of Company and individual performance objectives, and any bonus payment is subject to the Company achieving positive net income for fiscal 2008.

Ms. Heller’s Employment Letter provides that she will receive an award of 150,000 restricted stock units under the Company’s 2004 Stock Incentive Plan (the “Plan”).  The restricted stock units will ordinarily become vested in substantially equal annual installments on each of the first four anniversaries of the effective date of the Employment Letter.  The restricted stock units will be subject to the terms and conditions of the Plan and the Company’s Form of Stock Unit Award Agreement under the Plan that was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

Ms. Heller’s Employment Letter provides that she will be covered by the Company’s Senior Executive Change in Control Agreement (the “Change in Control Agreement”) at a “1x” benefit level.  The Change in Control Agreement provides for severance and other benefits in connection with a change in control of the Company and certain terminations of employment related to the change in control.  The Change in Control Agreement was described in and included with the Company’s report on Form 8-K filed on May 24, 2007.  Ms. Heller will also enter into an indemnification agreement with the Company in the form previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

The Employment Letter is attached hereto as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the attached exhibit.

Item 7.01                                             Regulation FD Disclosure.

                On July 31, 2008, the Company issued a press release announcing that Ms. Heller was appointed as the Company’s Senior Vice President Finance, Treasurer and Chief Financial Officer (the “Press Release”).  A copy of the Press Release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description

Exhibit 10.1	Employment Letter, dated as of July 31, 2008, between Power-One, Inc. and Linda C. Heller.

Exhibit 99.1	Press Release issued by Power-One, Inc. on July 31, 2008, announcing the appointment of Linda C. Heller as Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-ONE, INC.
(Registrant)

	By:	/s/Randall H. Holliday
Date: August 5, 2008		Randall H. Holliday
Secretary & General Counsel